Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
CDI Corporation 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-65879) on Form S-8 of CDI Corporation of our report dated June 18, 2004 with respect to the statements of net assets available for plan benefits of the CDI Corporation 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended and related schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the CDI Corporation 401(k) Savings Plan.

/s/ KPMG, LLP
Philadelphia, Pennsylvania
June 28, 2004

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